EX-23.d.2.e.i
EXHIBIT A
SUBADVISORY AGREEMENT
BETWEEN
NATIONWIDE VARIABLE INSURANCE TRUST,
NATIONWIDE FUND ADVISORS
and
MORGAN STANLEY INVESTMENT MANAGEMENT INC.
Effective May 1, 2007
Amended May 1, 2009*

Funds of the Trust	Subadvisory Fees

NVIT Multi-Manager Small Company Fund	0.60% on Subadviser Assets

*	As approved at the January 16, 2009 Board Meeting.
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     IN WITNESS WHEREOF, the parties hereto have executed this Exhibit A on the effective date set forth above.

TRUST
NATIONWIDE VARIABLE INSURANCE TRUST

By:	/s/ Michael S. Spangler

Name:	Michael S. Spangler
Title:	President

ADVISER
NATIONWIDE FUND ADVISORS

By:	/s/ Michael S. Spangler

Name:	Michael S. Spangler
Title:	President

SUBADVISER
MORGAN STANLEY INVESTMENT MANAGEMENT INC.

By:	/s/ Randy Takian

Name:	Randy Takian
Title:	Managing Director